The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 7, 2020

Citigroup Global Markets Holdings Inc.	July --, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Autocallable Equity Linked Securities Linked to Pinterest, Inc. Due July 13, 2021

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer periodic coupon payments at an annualized rate that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher yield, you must be willing to accept the risks that (i) the securities may be automatically called for redemption prior to maturity in the circumstances described below and (ii) if the securities are not automatically redeemed prior to maturity and a knock-in event (as described below) occurs, the value of what you receive at maturity may be significantly less than the stated principal amount of your securities, and possibly nothing. Each of these risks will depend on the performance of the underlying specified below. Although you will have downside exposure to the underlying, you will not receive dividends with respect to the underlying or participate in any appreciation of the underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	Pinterest, Inc.
Stated principal amount:	$1,000 per security
Strike date:	July 7, 2020
Pricing date:	July 8, 2020
Issue date:	July 13, 2020
Valuation date:	July 8, 2021, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, July 13, 2021
Coupon payments:	5% of the stated principal amount (approximately 20% per annum) paid on each coupon payment date, subject to automatic early redemption
Coupon payment dates:	Expected to be October 14, 2020, January 13, 2021, April 13, 2021 and the maturity date
Payment at maturity:

If the securities have not been earlier redeemed, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus:

▪     If the final underlying value is greater than or equal to the initial underlying value: $1,000

▪     If the final underlying value is less than the initial underlying value and a knock-in event has not occurred: $1,000

▪     If the final underlying value is less than the initial underlying value and a knock-in event has occurred: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if a settlement disruption occurs, the cash value of those shares based on the final underlying value)

If the final underlying value is less than the initial underlying value and a knock-in event has occurred, you will receive underlying shares (or, if a settlement disruption occurs, cash based on the value thereof) expected to be worth less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	$ , the closing value of the underlying on the strike date
Final underlying value:	The closing value of the underlying on the valuation date
Knock-in value:	$ , 60% of the initial underlying value
Equity ratio:	, the stated principal amount divided by the initial underlying value
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000	$12.50	$987.50
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $910.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $12.50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019       Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Automatic early redemption:	If, on any potential autocall date, the closing value of the underlying is greater than or equal to the initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment. The automatic early redemption feature may significantly limit your potential return on the securities. If the underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically called for redemption prior to maturity, cutting short your opportunity to receive coupon payments. The securities may be automatically called for redemption as early as the first potential autocall date specified below.
Potential autocall dates:	January 8, 2021 and April 8, 2021, each subject to postponement as if such date were the valuation date as described in the accompanying product supplement. If a scheduled potential autocall date is postponed by one or more business days, the immediately following coupon payment date will be postponed by an equal number of business days.
Knock-in event:	A knock-in event will occur if, on any scheduled trading day during the observation period, the closing value of the underlying is less than the knock-in value
Observation period:	The period from but excluding the pricing date to and including the valuation date
CUSIP / ISIN:	17324XJ50 / US17324XJ503

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of the underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the underlying are its shares of Class A common stock. Please see the accompanying product supplement for more information.

Cash Settlement.  The provisions of the accompanying product supplement describing the payment of cash at maturity in lieu of delivering any underlying shares are modified by this pricing supplement.  We will not have the right to elect, in our sole discretion, to pay cash in lieu of delivering any underlying shares at maturity.  Instead, we will pay cash in lieu of delivering any underlying shares at maturity only if a settlement disruption occurs.  A “settlement disruption” will occur if the calculation agent determines, in its sole discretion and taking into account any considerations it deems relevant, that we cannot reasonably procure delivery of the underlying shares on the maturity date.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of What You May Receive at Maturity

The examples below illustrate how to determine what you will receive at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited by the automatic early redemption feature of the securities, which is not reflected in the examples below. The outcomes illustrated below are not exhaustive, and what you will receive at maturity on the securities (if the securities are not earlier automatically redeemed) may differ from any example illustrated below.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value, knock-in value or equity ratio of the underlying. For the actual initial underlying value, knock-in value and equity ratio of the underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that what you actually receive at maturity on the securities will be calculated based on the actual initial underlying value, knock-in value and equity ratio of the underlying, and not the hypothetical values indicated below.

Hypothetical initial underlying value:	$100
Hypothetical knock-in value:	$60 (60% of the hypothetical initial underlying value)
Hypothetical equity ratio:	10.0000

The hypothetical examples below illustrate the calculation of what you will receive at maturity on the securities, assuming that the securities have not been earlier automatically redeemed and that the final underlying value is as indicated below.

	Hypothetical final underlying value	Has a knock-in event occurred?	Hypothetical value received at maturity per $1,000 security
Example 1	$120	No	$1,050
Example 2	$75	No	$1,050
Example 3	$30	Yes	$50 + a number of underlying shares of the underlying (or, if a settlement disruption occurs, cash based on the value thereof) worth $300 based on the final underlying value
Example 4	$0	Yes	$50 + a number of underlying shares of the underlying (or, if a settlement disruption occurs, cash based on the value thereof) worth $0 based on the final underlying value

Example 1: In this example, the final underlying value is greater than the initial underlying value. Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities plus the final coupon payment. You would not participate in the appreciation of the underlying. Because the final underlying value is greater than the initial underlying value, you would receive the $1,000 stated principal of the securities regardless of whether or not a knock-in event has occurred.

Example 2: In this example, the final underlying value is less than the initial underlying value and a knock-in event has not occurred. Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities plus the final coupon payment even though the final underlying value has depreciated from the initial underlying value.

Example 3: In this example, the final underlying value is less than the initial underlying value and a knock-in event has occurred. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = final coupon payment + a number of underlying shares of the underlying equal to the equity ratio (or, if a settlement disruption occurs, cash in an amount equal to the equity ratio × the final underlying value)

= $50 + 10.00000 underlying shares, with an aggregate cash value (based on the final underlying value) of $300

In this example, you would not receive the stated principal amount of the securities at maturity and instead would receive the final coupon payment plus a number of underlying shares of the underlying (or, if a settlement disruption occurs, cash based on the value thereof) expected to be worth significantly less than the stated principal amount.

A knock-in event may occur on any scheduled trading day during the observation period. If a knock-in event occurs, you will have full downside exposure to the performance of the underlying if its final underlying value is less than its initial underlying value.

PS-3

Citigroup Global Markets Holdings Inc.

If the final underlying value is less than the initial underlying value, a knock-in event occurs and a settlement disruption occurs, we will deliver to you on the maturity date the cash value of the number of underlying shares of the underlying we would have otherwise delivered based on their final underlying value. The value of those underlying shares on the maturity date may be different than their final underlying value.

Example 4: The final underlying value is $0. In this scenario, the underlying shares of the underlying are worthless and you would lose your entire investment in the securities at maturity (excluding the final coupon payment).

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, a knock-in event has occurred and the final underlying value is less than the initial underlying value, you will not receive the stated principal amount of your securities at maturity, and, instead, will receive underlying shares of the underlying (or, if a settlement disruption occurs, cash based on the value thereof) expected to be worth less than the stated principal amount and that may be worth nothing. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial underlying value, which was set on the strike date, may be higher than the closing value of the underlying on the pricing date. If the closing value of the underlying on the pricing date is less than the initial underlying value that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying value set on the pricing date.

▪	The securities will be adversely affected by volatility in the closing value of the underlying. The more volatile the closing value of the underlying, the more likely it is that a knock-in event will occur and that, if the securities are not automatically redeemed prior to maturity, you will have full downside exposure to any depreciation of the underlying at maturity. A knock-in event will occur if the closing value of the underlying is less than the knock-in value on any scheduled trading day during the observation period. In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a knock-in event will occur and, as a result, that you will incur a significant loss at maturity. You should understand that the closing value of the underlying has historically been highly volatile.

▪	Your opportunity to receive coupon payments may be limited by the automatic early redemption feature. Beginning on the first potential autocall date, the securities will be called for redemption if the closing value of the underlying on any potential autocall date is greater than or equal to the initial underlying value. If the securities are automatically called for redemption prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns.

▪	Higher coupon payment rates are associated with greater risk. The securities offer coupon payments at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon payment rate, investors in the securities will be subject to significantly greater risk than investors in our conventional debt securities, including the risk that you may lose a significant portion, and up to all, of your investment at maturity. The volatility of the closing value of the underlying is an important factor affecting these risks. In general, the higher the expected volatility of the

PS-4

Citigroup Global Markets Holdings Inc.

closing value of the underlying, the greater the coupon payment rate on the securities. However, higher expected volatility would also represent a greater expected likelihood as of the pricing date that the closing value of the underlying will be less than the knock-in value on any day during the observation period and the final underlying value will be less than the initial underlying value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities offer downside exposure to the underlying, but no upside exposure to the underlying. You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be

PS-5

Citigroup Global Markets Holdings Inc.

based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates’ may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	You will have no rights with respect to the underlying unless and until you receive underlying shares at maturity. If any change to the underlying shares is proposed, such as an amendment to the underlying’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive its underlying shares at maturity. Any such change may adversely affect the market value of the underlying shares.

▪	Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an

PS-6

Citigroup Global Markets Holdings Inc.

Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to a non-U.S. investor on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also review the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” regarding the risk of withholding in respect of “dividend equivalents” on the securities.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-7

Citigroup Global Markets Holdings Inc.

Information About Pinterest, Inc.

Pinterest, Inc. operates and maintains a social networking site. The underlying shares of Pinterest, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Pinterest, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-38872 through the SEC’s website at http://www.sec.gov. In addition, information regarding Pinterest, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Pinterest, Inc. trade on the New York Stock Exchange under the ticker symbol “PINS.”

We have derived all information regarding Pinterest, Inc. from publicly available information and have not independently verified any information regarding Pinterest, Inc. This pricing supplement relates only to the securities and not to Pinterest, Inc. We make no representation as to the performance of Pinterest, Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Pinterest, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Pinterest, Inc. on July 6, 2020 was $25.82.

The graph below shows the closing value of Pinterest, Inc. for each day such value was available from April 18, 2019 to July 6, 2020. The underlying shares of Pinterest, Inc. began trading on April 18, 2019 and therefore have a limited historical performance. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Pinterest, Inc. – Historical Closing Values April 18, 2019 to July 6, 2020

PS-8

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•     a financial institution;

•     a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•     a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•     a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•     an entity classified as a partnership for U.S. federal income tax purposes;

•     a regulated investment company;

•     a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•     an investor subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

Except to the limited extent discussed herein, this discussion does not address the U.S. federal tax consequences of the ownership or disposition of the Underlying Shares that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying Shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the Underlying Shares from us at maturity for an amount equal to the Deposit (as defined below) (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•     a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•     the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

PS-9

Citigroup Global Markets Holdings Inc.

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement (which for purposes of this discussion includes an automatic call feature) or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be short-term capital gain or loss.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the final coupon payment, that is different from the stated principal amount, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognise short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) and the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Receipt of the Underlying Shares at Maturity. If you receive the Underlying Shares (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option. You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to the Deposit or the Underlying Shares received. Assuming this treatment, you should have an aggregate tax basis in the Share Delivery Amount of the Underlying Shares equal to the Deposit less the total Put Premium received over the term of the securities. Your holding period for any Underlying Shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Possible Taxable Event.  In the event of a designation of a successor underlying, it is possible that the securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

PS-10

Citigroup Global Markets Holdings Inc.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. A security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities. You should consult your tax adviser regarding these issues.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussions below regarding Section 871(m) and “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact your consequences of an investment in the securities.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding under Section 871(m) based on the circumstances as of that date.

PS-11

Citigroup Global Markets Holdings Inc.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the certification requirement described above, the discussion above regarding Section 871(m) and the discussion below regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a sale, exchange or other taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. Although the application of the FATCA rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $12.50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $12.50 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

PS-12

Citigroup Global Markets Holdings Inc.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

PS-13

Citigroup Global Markets Holdings Inc.

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-14